Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

Moleculin Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share, issuable upon exercise of warrants (3)	457(c)	18,199,198	$ 1.06	$19,291,149.88	0.00015310	$2,953.48

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$19,291,149.88		$2,953.48
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$2,953.48

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions

(2)

Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Capital Market on March 27, 2025.

(3)	Consists of up to 18,199,198 shares of common stock issuable upon the exercise of warrants offered and for resale by the selling stockholder named in the prospectus.